Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Investment Trust V (the  Trust )
811-21979

On December 22, 2017, under
Conformed Submission Form
485APOS, accession number,
0001193125-17-377400, a copy of
the Amended Designation of Series
of Shares of Beneficial Interest
dated December 14,
2017considered to be an
amendment to the Declaration of
Trust (charter) of the Trust, was
filed with the SEC as exhibit
99.A.3 to the Registration
Statement and is herein
incorporated by reference as an
exhibit to the Sub-Item 77Q1(a) of
Form N-SAR.  This amended
Designation of Series added a new
fund to the Trust, Nuveen Global
Real Estate Securities Fund.


In addition, the amended
Designation of Series removed the
Nuveen Gresham Long/Short
Commodity Strategy Fund as a
series of the Trust and changed
the name of the series designated
Nuveen Preferred Securities Fund
to Nuveen Preferred Securities
and Income Fund, effective
September 29, 2017.